EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

ARCHER-DANIELS-MIDLAND COMPANY

December 31, 2013

Following is a list of the Registrant's subsidiaries showing the percentage of voting securities owned:

	Organized Under Laws of	Ownership

ADM Worldwide Holdings LP (A)	Cayman Islands	100
Archer Daniels Midland Europe BV (B)	Netherlands	100
ADM Canadian Holdings BV (C)	Netherlands	100
ADM Agri-Industries Company (D)	Canada	100
ADM Do Brasil LTDA (E)	Brazil	100
Agrograin LTD (F)	Cayman Islands	100
ADM International Sarl (G)	Switzerland	100
ADM Alfred C Toepfer International BV - Rotterdam (H)	Netherlands	80

(A) ADM Worldwide Holdings LP owns Archer Daniels Midland Europe BV and forty-one subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(B) Archer Daniels Midland Europe BV owns ADM Canadian Holdings BV, ADM International Sarl, ADM Alfred C Toepfer International BV – Rotterdam (80%), and seventy-four subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(C) ADM Canadian Holdings BV has one subsidiary company, ADM Agri-Industries Company.

(D) ADM Agri-Industries Company owns ADM Do Brazil LTDA and nine subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(E) ADM Do Brasil LTDA owns Agrograin LTD and four subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(F) Agrograin LTD has one subsidiary company whose name has been omitted because it is not a significant subsidiary.

(G) ADM International Sarl owns twenty-six subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(H) ADM Alfred C Toepfer International BV - Rotterdam owns fifty-four subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

The names of sixty-seven domestic subsidiaries and sixty-seven international subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.